Exhibit 10.39

Badrul Chowdhury, MD, PhD

Transmitted via email to: badrulc@gmail.com

Dear Badrul,

Savara Inc. (“Savara’’ or “Company’’) is extremely pleased to extend to you an offer of employment with our Company as Chief Medical Officer. This offer letter and the terms contained herein supersede all other communications verbal or written. Subject to your acceptance of the terms herein, we would expect that your employment with the Company start on November 15th, 2019. Your actual first date of employment will hereinafter be referred to as "Start Date".

In this position, you will report directly to the CEO, and you will assume the role of Chief Medical Officer at Savara, and will focus on the development and implementation of the company's growth strategy, and will also be a key support person to the commercial, corporate/business development, and R&D teams as a clinical expert, as well as oversee the regulatory approval process for our drug candidates. As part of the Company's external facing activities, you will participate in the Company's medical communications and publications activities, and interactions with investors, key opinion leaders, and other key external stakeholders. Performance of the duties will require travel, as necessary, to vendors and international offices of Savara. Your responsibilities may be adjusted from time to time in line with your performance, and growth of the company. A more detailed outline of your responsibilities (job description)  is attached to this letter.

As a valued Savara employee, you will receive a salary and other benefits specified below where Savara is your primary employer. You should note that the Company may modify job titles, wages and benefits from time to time as it deems necessary.

1.

Salary: Upon the commencement of your employment and your completion of requisite compliance and payroll documents, you will receive an annual salary of $525,000 (before applicable withholding and taxes) to be paid in semimonthly installments on the Company's regular paydays by direct deposit.

2.

Signing Bonus: Upon the commencement of your employment and your completion of requisite compliance and payroll documents, you will receive a one-time signing bonus of $150,000 (before applicable withholding and taxes) to be paid along with your first scheduled semimonthly salary (or as soon as practical thereafter). If you resign within eighteen (18) months of employment, you will be required to refund to the Company the full amount of your signing bonus. Additionally, subject to the approval of Savara's Board of Directors (the “Board’’) and as a material inducement to your accepting of employment with the Company, upon the commencement of your employment and your completion of requisite compliance and payroll documents, you will receive a one-time signing bonus grant of 200,000 RSUs, vesting in full after eighteen (18) months (i.e. cliff-vesting).

3.

Annual Bonus: Currently, Savara has a cash-based incentive plan (the “Bonus Award’’) in place for executives and employees. You will be eligible for the Bonus Award, which is currently targeted at 40% of your base salary, beginning in 2020. The amount of the Bonus Award is based upon achievement of performance objectives to be determined by the Board or the Compensation Committee of the Board (the “Compensation Committee’’) or CEO (with potential of up to 100%

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bonus based upon material Company success, determined at the discretion of the Board or the Compensation Committee). For 2019, you may earn a bonus of up to $50,000 at the discretion of the Board, which would be paid in January 2020. You may also be eligible for other cash or equity bonuses from time to time as determined by the CEO and the Board, in their sole discretion. The terms and conditions of the Bonus Award and/or any other bonus programs, and whether you have met the eligibility objectives and earned the Bonus Award and/or bonuses related to other bonus programs will be determined by the Company. The Company reserves the right to modify, interpret, and/or apply the terms of the Bonus Award and/or bonuses related to other bonus programs in its sole discretion. Your eligibility for the Bonus Award and/or bonuses related to other bonus programs will be reviewed from time to time as part of the Company's normal compensation review process.

4.

Grant of Options: Subject to Board approval and as a material inducement to your accepting of employment with the Company, effective on your Start Date or as soon as practical thereafter, you will receive a grant of 300,000 options to purchase the Company's common stock. Such Options shall vest as to 1/16th of the total number of Options each quarter with vesting commencing on your Start Date, subject to your continued employment with the Company. The Options will be granted under and subject to the terms of the Company's 2015 Omnibus Incentive Plan (the “Incentive Plan’’) in the form of an Option Agreement. You will be eligible for additional equity incentives from time to time, based on performance, and as determined by the CEO and the Board, at their sole discretion.

5.

Vacation: You will be eligible for the Company's vacation/PTO plan and will be provided with three weeks of vacation time per calendar year (accumulating based on full-time employment). See Savara's Employee Handbook for complete policies on vacation/PTO.

6.

Health Care Plan and Other Benefits: You will be entitled to participate in the Company's health care, vision and dental plans, 401(k), and short-term and long-term disability plans, as well as receive paid holidays common to all employees as established by Savara policy. Note some programs require employment at Savara for up to three months prior to eligibility (e.g., participation in the Company's 401(k) plan).

7.

Travel and Other Expenses: You will be entitled to reimbursement of typical business expenses associated with pre-approved travel that are incurred in connection with the performance of your duties, against receipts or other appropriate written evidence of such expenditures, as required by the appropriate United States Internal Revenue Service regulations and the Company's standard policies and practices. In addition, you will be reimbursed for a Savara-approved cell phone plan and device, provided that you submit applicable receipts or other appropriate written evidence of such expenditures on a monthly basis. See Company's Employee Handbook for complete details.

8.

At-Will Employment: Subject to information in this section, your employment relationship with Savara is on an at-will basis as governed by Texas law. That is, even after accepting this employment offer, you will have the right to resign at any time, and the Company will have the right to end your employment relationship with the Company for any reason, with or without Cause, or for no reason subject to the below provisos. Of course, we hope everything works out for the best, but the Company wants to make sure that you understand that nothing in this letter or in any Company policy or statement (including any other written or verbal statements made to you during negotiations about working at Savara) is intended to or does create anything but an at-will employment relationship. Only the Company's CEO in collaboration with the Board may modify your at-will employment status, or guarantee that you will be employed for a specific period of time. Such modification must be in writing, signed by the CEO, and approved by the Board. If for any reason, including a Change in Control (as defined in Section 10.3 of the Incentive Plan), you are terminated by the Company (or the Company's successor) without Cause (as defined below), Savara will compensate you (1) twelve-months of your then current base salary less applicable taxes, (2) the portion of the Bonus Award, if any, that the Company, in its sole discretion, has

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determined you have earned as of the last day of your employment (the "Termination Date") based on your achievement of goals established by the CEO, (3) reimbursement of any outstanding and reasonable business related expenses, (4) any accrued base salary as of the Termination Date, and (5) a one-time payment equal to the cost of three (3) months of health, vision, and dental benefits via Texas State Continuation coverage following the Termination Date. Additionally, if termination occurs related to a Change in Control, your Options will be treated as outlined under Section 10 of the Incentive Plan. Any and all payments noted in this paragraph are conditioned upon execution of a release of any and all claims against the Company in a form satisfactory to the Company. Also, Savara requires 30-day notice period should you decide to terminate your employment.

9.

Prior Employment/Third Party Information: We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company. In addition, you agree that you will not disclose to any Savara employee, any confidential information or trade secrets of any former employer or other person which would violate your legal obligations to those parties. Performance of your duties at Savara will only require information and knowledge which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Savara.

10.

Background Check: As a condition of this offer, you will be required to consent to a background investigation and reference check in accordance with applicable law. This background investigation and reference check may include an investigative consumer report, as defined by the Fair Credit Reporting Act (“FCRA’’), 15 U.S.C. 1681a. This investigation may also include a consumer report, as defined by the FCRA, 15 U.S.C. 1681a, which may include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation, and upon your written authorization to obtain a consumer report and/or investigative consumer report.

11.

Immigration Laws: For purposes of federal immigration law, you also will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

12.

Proprietary Information and Inventions Agreement:  As a condition  of your employment  with the Company, you will be required to sign and comply with the Company's Proprietary Information and Inventions Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. A copy of the Proprietary Information and Inventions Agreement is attached hereto. Please note that we must receive your signed Proprietary Information and Inventions Agreement before your first day of employment with the Company.

13.

Company Policies: As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's policies which are included in the Employee Handbook attached hereto.

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In addition, this offer of employment is contingent upon approval by the Board. The terms and conditions of the offer reflected in this letter are subject to completion of our final reference and background checks or until the close of business on September 15th, 2019 unless revoked before then by the Company. Upon execution, this letter, together with the Employee Handbook and Proprietary Information and Inventions Agreement contains the entire agreement among the parties relating to your proposed employment with the Company and supersedes any previous agreements, including consulting agreements, communications or offers of any kind, written or verbal, between the parties. This offer letter will be governed by Texas law.

We have genuinely enjoyed our interactions to this point, and are excited about you joining the Savara team as a full-time employee. We all believe that you will continue to make a significant contribution to the success of the Company and are eager to have you onboard.

To signify your acceptance of this offer and the terms cited herein, please sign the letter below and return a copy to me along with the other employment documents described above.

With kind regards,

/s/ Rob Neville
Rob Neville
Date:	Aug 29, 2019

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Accepted and agreed:

/s/ Badrul Chowdhury

Badrul Chowdhury, MD, PhD
Date:	Sep 6, 2019

Enclosures:

Proprietary Information and Inventions Agreement Savara Inc. Employee Handbook

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